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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amcast Industrial Corporation Non-Employee Directors Stock Compensation Plan and Executive Agreement between Amcast Industrial Corporation and Byron O. Pond of our report dated October 15, 2001 (except for the note entitled "Long-Term Debt and Credit Arrangements" as to which the date is November 12, 2001), with respect to the consolidated financial statements and schedules of Amcast Industrial Corporation and Subsidiaries included in its Annual Report (Form 10-K) for the year ended August 31, 2001, filed with the Securities and Exchange Commission.



Dayton, Ohio                                    /s/ Ernst & Young LLP
October 7, 2002                                 -----------------------------
                                                ERNST & YOUNG LLP